Exhibit 99.1

Contact: David Henshall, Treasurer
(408) 863-4261
E-mail ir@rational.com

Timothy A. Brennan, Chief Financial Officer
(408) 863-4500
E-mail ir@rational.com

RATIONAL ANNOUNCES FOURTH QUARTER REVENUE EXPECTATIONS, CONSOLIDATION AND WORKFORCE RESTRUCTURING

Management will host a conference call to review today's announcement beginning today, April 3, 2001, at 2:00 p.m. Pacific Daylight Time, 5:00 p.m. Eastern Daylight Time.

CUPERTINO, Calif., April 3, 2001- Rational Software Corporation®(Nasdaq: RATL), the e-development company, today announced that, based on preliminary results, the company expects to report record revenues for the quarter ending March 31, 2001 of between $240 million and $245 million, and record pro-forma earnings in the range of $0.20 to $0.22 per share. The analyst consensus for the period was revenue of approximately $249 million and pro-forma earnings of $0.22 per share.

For the fiscal year ending March 31, 2001, the company expects, based on preliminary results, that revenue will be in a range of $813 million to $818 million and pro-forma earnings will be in the range of $0.70 to $0.72 per share.

"We continue to see strong demand for our products and our competitive position is better than ever; in fact, in tough economic times it's even more important for organizations to improve their productivity and they will turn to the market leader to help them. However, the recent macro-economic conditions have caused customers to become increasingly cautious with regards to purchase decisions -- including technology ones-- and this has affected our business as it has many other companies. We are taking immediate actions to scale our costs to match the current business environment," said Paul Levy, Rational co-founder and chairman.

The company also announced that it would reduce its workforce by approximately 10 percent, or a total of approximately 400 positions affecting all parts of the organization. These actions will result in a charge to the June 2001 quarter of between $20 million and $25 million. The company expects to realize costs savings of approximately 10% during its next fiscal year as a result of these actions.

The company also announced that, as a result of the current economic outlook, the company now expects that for fiscal year 2002, beginning April 1, 2001, revenue will be between $900 million and $950 million and that pro-forma earnings will be in a range of $0.50 to $0.60 per share.

Management will host a conference call to review today's announcement beginning today, April 3, 2001, at 2:00 p.m. Pacific Daylight Time, 5:00 p.m. Eastern Daylight Time. Domestic parties may access the call by dialing 1-888-810-9158, International parties may access the call by dialing 1-712-271-0332. The pass code for both dial-in numbers is RATIONAL.

For those unable to participate in the live call, a replay will be available at 1-800-324-4693 for domestic callers and 1-402-220-3855 for international callers. No password is required for the replay.

The company's regularly scheduled conference call to review forth quarter and fiscal year results will be held Tuesday, April 17, 2001 at 2:00 p.m. Pacific Daylight Time, 5:00 p.m. Eastern Daylight Time.

This release contains forward-looking statements. In particular, the release includes statements about expected revenues and pro forma earnings per share for the quarter and fiscal year ending March 31, 2001. These statements are subject to numerous risks and uncertainties that may cause Rational to have different actual revenue and pro forma earnings per share. These risks and uncertainties include the effect of the closing of the accounting records, completion of the fiscal year audit, current economic slowdown, and possible fluctuations in demand for existing and new products and services. The release also contains forward-looking statements about Rational's plan to reduce operating expenses, Rational's expectations that it will incur a one-time charge in the June 30, 2001 quarter and the projected cost savings for the fiscal year ending March 31, 2002. These statements are also subject to risks and uncertainties, including the ability of Rational to effectively identify and eliminate expenses, possible fluctuations in future expenses and significant expenses that may need to be incurred but that are unforeseen at this time. The release also contains forward-looking statements about Rational's revenue and pro forma earnings per share expectations for fiscal 2002. These statements are subject to numerous risks and uncertainties that may cause Rational to have different actual revenue and pro forma earnings per share. These risks and uncertainties include assumptions about the current economic slowdown, which may not prove to be true, possible fluctuations in demand for existing and new products and services, the effect of competition and the timing of new product introductions. Other risks are explained in Rational's filings with the Securities and Exchange Commission.